Exhibit 99.1

The Glimpse Group Reports Q2 Fiscal Year 2025 Financial Results – 50% Increase in Revenue and Positive EBITDA, Positive Cash Flow & Positive Net Income

NEW YORK, NY, February 13, 2025 - The Glimpse Group, Inc. (“Glimpse”) (NASDAQ:VRAR; FSE: 9DR), a diversified Immersive Technology platform company providing enterprise-focused Virtual Reality (“VR”), Augmented Reality (“AR”) and Spatial Computing software and services, provided financial results for its second quarter fiscal year 2025 year, ended December 31, 2024 (“Q2 FY ‘25”).

Business Commentary by President & CEO Lyron Bentovim

Financial Summary:

●	Q2 FY ‘25 revenue of approximately $3.17 million, reflecting: a) 52% increase compared to Q2 FY ‘24 (ending December 31, 2023) revenue of approximately $2.08 million, and b) 30% increase compared to Q1 FY ‘25 (ending September 30, 2024) revenue of approximately $2.44 million. The increase in both comparative periods was primarily driven by an increase in Spatial Core revenues, as well as growth in our other businesses.

●	Gross Margin for Q2 FY ‘25 was approximately 64% compared to 68% for Q2 FY ‘24. The decrease was driven by revenue mix which tends to oscillate a bit between quarters. On average, we expect our going forward Gross Margin to continue to be in the 60-70% range.

●	Q2 FY ’25 positive adjusted EBITDA of approximately $0.28 million, compared to an adjusted EBITDA loss of approximately -$1.33 million for Q2 FY ‘24. Net Operating Cash provided from Operations for Q2 FY ‘25 was approximately $0.17 million, compared to a Net Operating Cash loss of approximately -$1.68 million for Q2 FY ‘24. Importantly, this is the first profitable EBITDA quarter in the Company’s history as a publicly traded company, reflecting our significant restructuring efforts over the past few quarters combined with revenue growth.

●	Driven by the timing of existing contracts revenue recognition, for Q3 FY ‘25 we expect a decline in revenue ($1.5-2 million) and negative adjusted EBITDA, to be more than offset by a strong Q4 FY ‘25 ($3.3-4.0 million revenue) and positive adjusted EBITDA. For FY ‘25 (ending June 30, 2025), we expect aggregate revenue to exceed $11 million, compared to $8.8 million for FY ‘24 (ended June 30, 2024), a 25%+ increase in annual revenue and breakeven adjusted EBITDA for the fiscal year vs. a significant adjusted EBITDA loss in the prior fiscal year.

●	The Company’s cash and equivalent position as of December 31, 2024 was approximately $8.5 million, with an additional $1.4 million in accounts receivable. The increase in our cash position was primarily a result of our December 2024 registered direct equity financing, in which we raised $7.3 million in gross cash proceeds from one investor in a clean structure. We continue to maintain a clean capital structure with no debt, no convertible debt and no preferred equity.

●	On December 24, 2024, we received written notice from Nasdaq informing the Company that it had regained compliance with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. This closes the matter that originated on September 3, 2024.

●	For the full detail of our financial results, please refer to our 8K and 10Q filed on 2/13/25.

Recent Business Updates:

●	During the quarter, Brightline Interactive (“BLI”) delivered a significant milestone on its $4 million+ Department of Defense (“DoD”) contract.

●	BLI entered into an initial contract with the US Navy for an Immersive, AI-Driven Simulator System, to be delivered in the coming months, setting the ground for potential follow-on contracts.

●	BLI delivered a scalable immersive simulation to a global government service integrator, positioning itself as a leading middleware for processing and visualizing complex information in 3D space, and setting what we believe has the potential to become a new industry standard.

●	The Continuing Resolution and the lack of a Federal budget for 2025 has delayed the potential awarding of multiple Government and DoD opportunities. We hope this will be resolved promptly in March 2025 when the current Continuing Resolution expires and with a new administration and Congress now in place.

●	Led by Foretell Reality, we continue to make strong progress on commercializing our AI driven immersive training product and have experienced encouraging initial traction with our customers and partners.

Q2 Fiscal Year 2025 Conference Call and Webcast

Date: Thursday, February 13, 2025

Time: 9:00 a.m. Eastern time

USA Dial In: 888-506-0062

International: +1-973-528-0011

Participant Access Code: 831836

Webcast: https://www.webcaster4.com/Webcast/Page/2934/52015

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the webcast will be available through Friday, February 13, 2026. A replay of the teleconference will be available through February 27, 2025. To listen, please call USA: 877-481-4010 or

International: +1-919-882-2331; Replay Passcode: 52015. A webcast will also be available on the IR section of The Glimpse Group website (ir.theglimpsegroup.com) or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) is a diversified Immersive technology platform company, providing enterprise-focused Virtual Reality, Augmented Reality and Spatial Computing software & services. Glimpse’s unique business model builds scale and a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into this emerging industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release may contain certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements, if provided, are based on information available to the Company as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements, if provided, include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts, if provided, are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, any forecasts, if provided, are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, 2024	As of June 30, 2024
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$8,445,288	$1,848,295
Accounts receivable	1,391,879	723,032
Deferred costs/contract assets	222,784	170,781
Notes receivable	124,900	-
Prepaid expenses and other current assets	678,424	778,181
Total current assets	10,863,275	3,520,289

Equipment and leasehold improvements, net	73,244	167,325
Right-of-use assets, net	187,688	452,808
Intangible assets, net	261,789	487,867
Goodwill	10,857,600	10,857,600
Other assets	11,100	72,714
Total assets	$22,254,696	$15,558,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$295,776	$181,668
Accrued liabilities	633,355	340,979
Deferred revenue/contract liabilities	263,347	72,788
Lease liabilities, current portion	143,929	364,688
Contingent consideration for acquisitions, current portion	2,942,651	1,467,475
Total current liabilities	4,279,058	2,427,598

Long term liabilities
Contingent consideration for acquisitions, net of current portion	-	1,413,696
Lease liabilities, net of current portion	57,690	178,824
Total liabilities	4,336,748	4,020,118
Commitments and contingencies
Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 20,272,006 and 18,158,217 issued and outstanding, respectively	20,272	18,158
Additional paid-in capital	81,925,269	74,559,600
Accumulated deficit	(64,027,593)	(63,039,273)
Total stockholders’ equity	17,917,948	11,538,485
Total liabilities and stockholders’ equity	$22,254,696	$15,558,603

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31		December 31
	2024	2023	2024	2023
Revenue
Software services	$3,129,108	$2,032,272	$5,358,365	$5,044,343
Software license/software as a service	39,826	44,153	248,938	136,962
Total Revenue	3,168,934	2,076,425	5,607,303	5,181,305
Cost of goods sold	1,144,007	655,509	1,659,310	1,837,018
Gross Profit	2,024,927	1,420,916	3,947,993	3,344,287
Operating expenses:
Research and development expenses	659,699	1,391,883	1,780,222	3,072,670
General and administrative expenses	845,381	1,045,085	1,782,660	2,141,236
Sales and marketing expenses	384,223	765,116	1,123,098	1,578,858
Amortization of acquisition intangible assets	100,536	291,036	226,077	659,156
Goodwill impairment	-	-	-	379,038
Intangible asset impairment	-	8,275	-	522,166
Change in fair value of acquisition contingent consideration	28,161	(1,268,014)	61,480	(4,025,544)
Total operating expenses	2,018,000	2,233,381	4,973,537	4,327,580
Income (loss) from operations before other income	6,927	(812,465)	(1,025,544)	(983,293)

Other income
Interest income	18,945	74,098	37,224	125,483
Net Income (loss)	$25,872	$(738,367)	$(988,320)	$(857,810)

Basic net income (loss) per share	$0.00	$(0.04)	$(0.05)	$(0.05)
Diluted net income (loss) per share	$0.00	$(0.04)	$(0.05)	$(0.05)

Weighted-average shares used to compute basic net income (loss) per share	18,361,274	16,668,740	18,262,745	15,699,563
Weighted-average shares used to compute diluted net income (loss) per share	24,521,976	16,668,740	18,262,745	15,699,563

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(988,320)	$(857,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	272,615	720,458
Common stock and stock option based compensation for employees and board of directors	407,231	1,135,048
Net gain on divestiture of subsidiaries	(1,397,066)	(1,000,000)
Reserve on note received in connection with divestiture of subsidiaries	1,500,000	1,000,000
Gain on office lease termination	(34,660)	-
Accrued non cash performance bonus fair value adjustment	-	(551,234)
Acquisition contingent consideration fair value adjustment	61,480	(4,025,544)
Impairment of intangible assets	-	901,204
Issuance of common stock to vendors	-	73,282
Adjustment to operating lease right-of-use assets and liabilities	(41,787)	(89,376)

Changes in operating assets and liabilities:
Accounts receivable	(668,847)	208,052
Deferred costs/contract assets	(52,003)	81,560
Loans receivable	(40,900)	-
Prepaid expenses and other current assets	99,757	(99,231)
Other assets	5,349	(1,507)
Accounts payable	114,108	(180,077)
Accrued liabilities	295,521	(343,474)
Deferred revenue/contract liabilities	214,369	(329,531)
Net cash used in operating activities	(253,153)	(3,358,180)
Cash flow from investing activities:
Purchase of leasehold improvements and equipment	(26,406)	(8,751)
Net cash used in investing activities	(26,406)	(8,751)
Cash flows provided by financing activities:
Proceeds from securities purchase agreement, net	6,785,552	2,968,501
Proceeds from exercise of warrants	175,000	-
Issuance of note receivable	(84,000)	-
Cash provided by financing activities	6,876,552	2,968,501

Net change in cash and cash equivalents	6,596,993	(398,430)
Cash and cash equivalents, beginning of year	1,848,295	5,619,083
Cash and cash equivalents, end of period	$8,445,288	$5,220,653

Non-cash Investing and Financing activities:

Issuance of common stock for satisfaction of contingent liability	$-	$127,145
Issuance of common stock for non cash performance bonus	$-	$127,145
Lease liabilities arising from right-of-use assets	$20,344	$113,182

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three and six months ended December 31, 2024 and 2023:

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(in millions)		(in millions)
Net income (loss )	$0.02	$(0.74)	$(0.98)	$(0.86)
Depreciation and amortization	0.12	0.32	0.27	0.72
EBITDA income (loss)	0.14	(0.42)	(0.71)	(0.14)
Stock based compensation expenses	0.04	0.51	0.41	1.21
Loss on subsidiary divestiture	0.10	-	0.10	-
Gain on office lease termination	(0.03)	-	(0.03)	-
Intangible asset impairment	-	0.01	-	0.90
Non cash change in fair value of accrued performance bonus	-	(0.16)	0.06	(0.55)
Non cash change in fair value of acquisition contingent consideration	0.03	(1.27)	-	(4.03)
Adjusted EBITDA income (loss)	$0.28	$(1.33)	$(0.17)	$(2.61)